Exhibit 99.3

Special Committee of the Board of Directors

Schawk, Inc.

1695 South River Road

Des Plaines, Illinois 60018

Members of the Special Committee of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 16, 2014, to the Special Committee of the Board of Directors of Schawk, Inc. (“SGK”) as Annex F to, and reference thereto under the headings “Summary—Opinion of Financial Advisor to the Special Committee of SGK’s Board of Directors,” “The Merger—Background of the Merger,” “The Merger—Recommendations of SGK’s Board of Directors and Special Committee; Reasons for the Recommendations” and “The Merger—Opinion of Financial Advisor to the Special Committee of SGK’s Board of Directors” in, the proxy statement/prospectus relating to the proposed transaction involving SGK and Matthews International Corporation (“Matthews”), which proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Matthews (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, WILLIAM BLAIR & COMPANY, L.L.C.

By:	/s/ Mark G. Brady
Mark G. Brady Managing Director Global Head of Mergers & Acquisitions

June 10, 2014